Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Adam Grossberg
rfisher@webmd.net	agrossberg@webmd.net
212-624-3817	212-624-3790

Ian G. Banwell Joins WebMD’s Board of Directors

NEW YORK, NY (January 13, 2017) — WebMD Health Corp. (NASDAQ:WBMD) today announced that its Board of Directors has appointed Ian G. Banwell to WebMD’s Board. Mr. Banwell was appointed to fill a vacancy created when Jerome C. Keller resigned from the Board on January 11, 2017.

Mr. Banwell was Chief Investment Officer of Bank of America from 2000 to 2007. He left Bank of America in 2007 to start Round Table Investment Management and was its CEO until 2015. He is currently Managing Partner of Aberdeen Enterprises, LLC, a company focused on producing and investing in a variety of intellectual property and content. Mr. Banwell also served as a member of the U.S. Treasury’s Borrowing Advisory Committee from 2001 to 2012 and as its Chairman in 2005 and 2006.

Mr. Banwell is joining WebMD’s Board as an additional Class II director. Class II directors’ current terms expire at WebMD’s 2019 Annual Meeting of Stockholders.

Martin J. Wygod, Chairman of the Board of WebMD, said: “Mr. Banwell brings to our Board his broad experience over 30 years as an investor and operator in complex organizations in the U.S. and international markets. As a keen observer of economic and industry trends, we look forward to benefitting from his expertise and insights.”

Commenting on his appointment, Mr. Banwell said: “WebMD is the clear leader in its field and I am excited to join the Board of Directors of WebMD and to work closely with the Board and management of WebMD to continue to evolve and grow the Company and create value for stockholders.”

Mr. Wygod added: “Our Board thanks Jerry Keller for his service as director, which began with WebMD’s initial public offering in 2005. He brought his many years of experience in pharmaceutical marketing to the Board’s deliberations and was always available to our management team as a trusted resource. His contributions helped WebMD move from a promising young company to a market leader.”

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD.com, Medscape.com, MedicineNet.com, eMedicineHealth.com, RxList.com, Medscape Education (Medscape.org) and other WebMD owned sites and apps.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: competition for advertisers and sponsors for our public portals and mobile platforms; changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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